Exhibit 10.1
PRECISION CASTPARTS CORP.
EXECUTIVE PERFORMANCE INCENTIVE PLAN
1. PURPOSES. This Plan is intended to enable the Company to attract, retain, motivate and reward qualified executive officers by providing them with the opportunity to earn competitive compensation directly linked to their annual performance and the achievement of Company business objectives. This Plan is also intended to qualify the compensation paid under the Plan as “performance-based compensation” within the meaning of Section 162(m), so as to exempt such eligible compensation from the deduction limits imposed by Section 162(m) and to make such compensation deductible by the Company for Federal income tax purposes.
2. DEFINITIONS. The following words as used in this Plan have the meanings ascribed to each below:
(a) “162(m) Performance Goals” means one or more targeted levels of performance for a fiscal year with respect to one or more of the following objective measures with respect to the Company or any Business Unit: net income, operating profit, operating profit after set-asides, gross margins, earnings per share, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), sales, total revenues, manufacturing output to the shipping dock or other specified point in the production process, market share, cash flow, generation of free cash, operating working capital, working capital, retained earnings, stock price, total shareholder return, operating expense ratios, return on sales, return on equity, return on capital, return on net assets, return on investments, and inventory turns, in each case either before or after the effect of acquisitions not included in the fiscal year budget, divestitures, changes in accounting method, restructuring charges, asset impairment charges, foreign currency translations or other specified non-recurring charges (as determined according to criteria pre-established by the Committee).
(b) “Award” means an annual cash compensation award granted in accordance with Section 4 of the Plan.
(c) “Board” means the Board of Directors of the Company.
(d) “Business Unit” means any Subsidiary, division, line of business, product line or other unit of the Company.
(e) “Committee” means the Compensation Committee of the Board, which shall be comprised solely of two or more “outside directors” as defined in regulations promulgated under Section 162(m).
(f) “Company” means Precision Castparts Corp.
(g) “Participant” means (i) each executive officer of the Company and (ii) each other key employee of the Company or a Subsidiary, whom the Committee designates as a participant under the Plan.
(h) “Plan” means the Precision Castparts Corp. Executive Performance Incentive Plan, as set forth herein and as may be amended from time to time.
(i) “Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.
(j) “Subsidiary” means an entity, a majority of whose outstanding voting securities or interests are owned by the Company, either directly or through one or more intermediaries.
3. ADMINISTRATION. The Committee will administer and interpret the Plan. In accordance with Section 4 of the Plan, the Committee will establish target bonuses and performance goals for the applicable year. In accordance with Section 5 of the Plan, the Committee will certify whether such performance goals have been met and determine the amount of bonuses to be paid. The Committee’s determinations under the Plan will be final and conclusive.

4. TARGET BONUSES AND PERFORMANCE GOALS. To make an Award to any Participant for any fiscal year under the Plan, the Committee shall establish in writing (i) a target cash bonus amount for the Participant for performance in that fiscal year, (ii) the 162(m) Performance Goals, (iii) the methodology for determining the bonus amounts to be paid based on the level of achievement of the 162(m) Performance Goals and (iv) the timing of payment and any other conditions to payment under the Award. The 162(m) Performance Goals for any fiscal year shall be established no later than the 90th day of that fiscal year. The Committee may, in its sole discretion, reduce the resulting cash bonus under any Award prior to payment on such terms as determined by the Committee. The Committee may determine that no Award is payable to any Participant (i) who knowingly falsifies any financial or other certification, knowingly provides false information relied on by others in a financial or other certification, engages in other fraudulent activity, or knowingly fails to report any such conduct by others, or (ii) as otherwise required by law. The terms of Awards shall be promptly communicated to Participants.
5. COMPUTATION AND CERTIFICATION OF BONUS. Following the conclusion of any fiscal year, prior to the payment of any cash bonuses under the Plan with respect to that year, the Committee shall certify in writing the levels of attainment of the 162(m) Performance Goals for the year, and the calculation of the total bonus amount for each Participant. No component of a bonus shall be paid if the related performance goal is not met.
6. MAXIMUM BONUS. The maximum cash bonus that may be paid or accrued for any Participant with respect to performance in any fiscal year shall be $8,000,000.
7. GENERAL PROVISIONS.
(a) Effective Date. This Plan has been adopted by the Board and is effective beginning with Awards made to Participants for performance in the Company’s fiscal years beginning on and after April 2, 2007. The Plan is subject to approval of the Company’s shareholders and was approved at the 2007 Annual Meeting of Shareholders.
(b) Termination; Amendment. The Board may at any time amend or terminate the Plan, except that no amendment will be effective without approval by the Company’s shareholders if such approval is necessary to qualify amounts payable hereunder as “performance-based compensation” under Section 162(m). Unless it is re-approved by the shareholders, the Plan shall terminate on the date of the first shareholder meeting that occurs in the fifth year after the year in which the Plan was last approved or re-approved by shareholders. No termination of the Plan shall affect performance goals and related Awards established by the Committee prior to such termination.
(c) No Employment Rights; Effect of Termination of Employment.
1) Nothing in this Plan will be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its Subsidiaries.
2) If a Participant’s employment terminates due to his death, total disability or retirement, and the termination occurs prior to the payment date of the award for which the Committee certifies that the 162(m) Performance Goals have been met and the Award is payable, such Participant will receive an Award (subject to reduction by the Committee under the provisions of Section 4 of the Plan) equal to (i) the amount the Participant would have received as an annual Award if such Participant had remained an employee through payment date of the award, (ii) multiplied by a fraction, the numerator of which is the number of days that elapsed during the fiscal year in which the termination occurs before and including the date of the Participant’s termination of employment, and the denominator of which is 365.
3) If a Participant’s employment terminates for any other reason before the payment date of the award, the Participant will not be entitled to an Award under this Plan.
(d) Designation of Beneficiary. Each participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments that may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and will not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries will have predeceased the Participant, the beneficiary will be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries will be payable in equal shares, unless the Participant has designated otherwise.

(e) Nonalienation of Benefits. Except as expressly provided herein or otherwise required by applicable law, no Participant or beneficiary will have the power or right to alienate, transfer, sell, assign, pledge, attach, or otherwise encumber the Participant’s interest under this Plan.
(f) Withholding. Any Award payable to a Participant or a beneficiary under this Plan will be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a Subsidiary is required by law to deduct and withhold from such Award.
(g) Plan Unfunded. The entire cost of the Plan shall be paid from the general assets of the Company. The rights of any Participant or beneficiary to receive an Award under the Plan shall be only those of a general unsecured creditor, and neither the Company nor the Board or the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities.
(h) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan will continue in full force and effect without regard to such unenforceable provision and will be applied as though the unenforceable provision were not contained in the Plan.
(i) Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of Oregon, without reference to the principles of conflict of laws.
(j) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in any construction of the provisions of the Plan.